Exhibit 99.1

Blount International, Inc. 4909 SE International Way (97222 4679) PO Box 22127 Portland, OR 97269 2127 USA (503) 653-8881 FAX: (503) 653-4555

NEWS RELEASE

	Contact:	Richard H. Irving, III
Senior Vice President,
General Counsel & Secretary
Tele. 503.653.4569
	Release:	Immediately

BLOUNT INTERNATIONAL ANNOUNCES CEO SUCCESSION

•                  James S. Osterman to retire as Chief Executive Officer on January 4, 2010

•                  Joshua L. Collins named President and Chief Operating Officer and will become Chief Executive Officer on January 4, 2010

PORTLAND, OR  September 28, 2009. Blount International, Inc. [NYSE: “BLT”] (“Blount” or the “Company”) announced today a succession plan for its Chief Executive Officer position. Under the plan, Joshua L. Collins will join the Company effective October 15, 2009 as its President, Chief Operating Officer and CEO Designate. James S. Osterman, the Company’s Chairman and Chief Executive Officer, will retire as an employee on January 4, 2010. Upon Mr. Osterman’s retirement, Mr. Collins will assume the position of Chief Executive Officer and retain the President position. Mr. Osterman will remain Chairman of the Board of Blount until the 2010 Annual Meeting of Stockholders in May.

Commenting on today’s announcement, Robert D. Kennedy, Director and head of the Search Committee of the Board, stated: “The Board of Directors is pleased to announce the senior management transition plan for the Company in anticipation of Jim Osterman’s retirement at the end of this year. Through an extensive search process, which was assisted by Heidrick & Struggles, the Board interviewed numerous CEO candidates before selecting Josh Collins as Jim’s successor. Josh has worked extensively with the Company over the past decade, having served as a Director on the Company’s Board for the past five years and as an executive of the Company’s former majority shareholder for nine years.  Josh’s proven leadership and management experience, background in complex business transactions and extensive knowledge of the Company make him the most qualified of the candidates to lead Blount into the future.  On behalf of the Board of Directors, I would like to thank Jim Osterman for his leadership and contributions to Blount in a career that has spanned over five decades.  We are pleased that he will stay on as a consultant to the Company following his retirement.”

Mr. Osterman noted, “It has been a very interesting and rewarding 50 years, with many challenges and many opportunities.  I think that we have positioned the Company well for the future, with new products and new technologies coming on line.  I look forward to continuing to follow and to contribute to the Company in my new role.”

Mr. Collins, 44, has been a Board member of Blount since 2005 and has been involved with the Company since 1999.  He currently is a Partner of Collins Willmott & Co. LLC, a private equity firm focused on providing growth capital to middle market companies in the industrial, consumer, and energy sectors.  Prior to co-founding Collins Willmott & Co. in January 2008, Mr. Collins was employed by Lehman Brothers Inc. as a Managing Director and Principal of Lehman Brothers Merchant Banking, a private equity firm that was the former majority owner of Blount’s common stock from 1999 until 2004.  Prior to joining Lehman Brothers, he was an infantry officer and Captain in the United States Marine Corps and is a veteran of the Persian Gulf War.  Mr. Collins holds an MBA from Harvard Business School and a BA from the University of Pennsylvania. Josh will be relocating to the Portland, Oregon area with his wife Kristine and their three children in the near future.

Blount International, Inc. is a diversified international company whose principal business is its Outdoor Products segment, the world’s largest manufacturer of saw chain and accessories with plants in the United States, Canada, Brazil and China.  Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.